Rule 424(b)(3)
                                                      File No. 33-56909
                                                      File No. 33-56909-01

PRICING SUPPLEMENT NO.   1E    DATED   9/30/97
(To Prospectus Dated June 6, 1995, as supplemented by the Prospectus Supplement Dated September 30, 1996)

SBC COMMUNICATIONS CAPITAL CORPORATION
Medium-Term Notes, Series E
Due From 9 months or More From Date of Issue


Fixed Rate Note

Trade Date:          9/26/97           Interest Rate Per      7.00%
                                                   Annum:
                     ------------------                    ---------------------

Settlement Date:     10/01/97          Stated Maturity Date:  10/01/2012
                     ------------------                    ---------------------

Issue Price (expressed as a percentage of the Principal Amount, before Agent's discount, if any): 100.147%

Agent's  commission or discount  from Issue Price  (expressed as a percentage of the
Principal Amount):    0.600%

Regular Interest Payment Dates:    February 1 and August 1

Form of Note: Book Entry             Depository: DTC

Principal amount offered to or through each Agent:

                                                -------          ------
                Salomon Brothers Inc., acting          agent           principal
                as:
----------------                                -------          ------

                                                -------          ------
  $60,000,000   Bear, Stearns & Co. Inc.,         X    agent           principal
                acting as:
----------------                                -------          ------

                                                -------          ------
                Merrill Lynch & Co., acting as:        agent           principal
----------------                                -------          ------

If acting as principal, the Agents propose to resell the Notes at varying prices related to prevailing market prices at the time of resale, as determined by each Agent. Each Agent will be committed to take and pay for its respective principal amount of the Notes if any are taken by such Agent.

Redemption:
The medium-term notes are not redeemable prior to October 1, 2007. On or after October 1, 2007 and prior to maturity, SBC Communications Capital Corporation, at its option, may redeem all or from time to time any part of the medium-term notes upon not less than 30 days but not more than 60 days notice at the following redemption prices (expressed as a percentage of the principal amount) during the 12-month periods beginning October 1, in each case together with accrued interest to the redemption date.

                   Redemption
Year                 Price
2007................101.50%
2008................101.00%
2009................100.50%
2010................100.00%